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                                                                               .

                                                                    Exhibit 99.1

Company Contact:         Public Relations Contact:    Investor Relations Contact:
----------------         -------------------------    ---------------------------
Dennis E. Valentine      Michelle Manoff              Tim Clemensen
Chief Financial Officer  Rubenstein Public Relations  Rubenstein Investor Relations
(760) 602-3292           (212) 843-8051               (212) 843-9337
www.jmar.com             mmanoff@rubensteinpr.com     tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

                     JMAR TECHNOLOGIES REPORTS 2002 RESULTS

      - REVENUES FROM CONTINUING OPERATIONS INCREASE 42% FROM PRIOR YEAR ON CONTINUED EXPANSION OF LITHOGRAPHY PROGRAM REVENUES

      - OPERATIONS RESPONSIBLE FOR SIGNIFICANT PORTION OF 2002'S NET LOSS DISCONTINUED

      - NEW $3 MILLION WORKING CAPITAL LINE, EXISTING BACKLOG AND EXPECTED CONTRACT FUNDING IMPROVES OUTLOOK FOR 2003

SAN DIEGO, CALIFORNIA (MARCH 31, 2003) - JMAR TECHNOLOGIES, INC. (NASDAQ NM:
JMAR), a developer of advanced lasers, Collimated Plasma Lithography (CPL(TM)) systems, and semiconductor production services, today announced results for its fourth quarter and year ended December 31, 2002. For the year ended December 31, 2002, revenues, excluding those from discontinued operations, improved 42% to $18,383,810 from $12,903,811 in 2001. The Company incurred a net loss for the year ended December 31, 2002 of $(11,500,693), or $(0.49) per share, including a loss of $(9,039,367), or $(0.38) per share related to the discontinuation in 2002 of JMAR Precisions Systems, Inc. (JPSI) and the standard chip business of JMAR Semiconductor, Inc. (JSI). This compares to a net loss for 2001 of $(14,701,534), or $(0.65) per share, which included a loss from discontinued operations of $(14,544,980), or $(0.64) per share.

JMAR's improvement in revenues for the year was primarily attributable to a significant increase in contract funding for JMAR's CPL Program. Of the increase, $5,451,182 came from an increase in contract revenues at the Systems Division, formerly Semiconductor Advanced Lithography, Inc. (SAL), which became part of JMAR in August 2001. The increase in Systems Division revenues resulted from work performed under JMAR's $34.5 million contract for CPL source development from the Department of Defense, an incrementally-funded $10 million government contract received in 2002 for production of sub-100nm X-ray masks for Next Generation

Lithography (NGL) Systems, a contract with a major defense contractor for semiconductor X-ray lithography system support, and a contract to upgrade a synchrotron-based X-ray lithography stepper to produce sub-50nm microcircuits.

For the years ended December 31, 2002 and 2001, the loss from continuing operations was $(3,109,854) and $(1,490,159), respectively. The amount for 2002 includes severance charges of $1,074,324 recorded related to the retirement in August, 2002 of John S. Martinez, the Company's former Chairman and Chief Executive Officer. In addition, the amount for 2002 is higher compared to 2001 due to an increase in losses of the Systems Division of $1,339,810 related to a full year of operations in 2002 versus five months in 2001, low margins on certain contracts, and costs associated with the Company's CPL commercialization efforts. The amount for 2001 includes $226,899 of asset writedowns.

For the fourth quarter of 2002, revenues were $3,729,599 compared with revenues of $4,236,722 for the comparable quarter of 2001. The decline in revenues for the fourth quarter of 2002 compared to the prior year's fourth quarter is due to a decline in revenues in 2002 compared to 2001 for the Systems Division, which was offset in part by an increase in revenues for the Microelectronics Division. The net loss for the fourth quarter of 2002 was $(6,914,251), or $(0.29) per share, including a loss from discontinued operations of $(5,711,238), or $(0.24) per share. The net loss for the fourth quarter of 2001 was $(10,674,081), or $(0.47) per share, including a loss from discontinued operations of $(10,302,009), or $(0.45) per share.

JMAR's total Research, Development and Engineering (RD&E) expenditures from both Customer and Company-funded programs for the development of high-performance microelectronics manufacturing equipment represented 68% and 59% of sales for the years ended December 31, 2002 and 2001, respectively. Contract RD&E funds supported the continued development of the Company's high-power laser technology and its CPL source and stepper systems.

Commenting on the Company's overall performance in 2002 and its continued progress in commercializing CPL, JMAR President and Chief Executive Officer Ronald A. Walrod said, "Last year, JMAR made substantial progress in advancing its CPL next generation lithography program, and received a significant increase in R&D funding that has enabled further progress toward product commercialization this year, including development of our Beta Model CPL Stepper System development. At the same time, however, JMAR's financial growth continued to be hindered by the continuing downturn in market demand for the motion and metrology products produced by our JPSI operation. Beginning in 2002, we have taken a series of aggressive actions to improve JMAR's outlook for 2003 and beyond.

"For example", Mr. Walrod continued, "we have discontinued the main unprofitable elements of the company - our precision instruments and standard semiconductor operations - that were responsible for a significant portion of the losses we've incurred over the last two years. We have also streamlined our organization to accelerate CPL commercialization progress by restructuring JMAR into three complementary profit centers: Research Division, Systems Division, and Microelectronics Division. Each of these new entities is now headed by an outstanding General Manager, focused on improving JMAR's profitability. As part of that process, and in support of that goal, we significantly strengthened our management team, promoting Dan Fleming, Ph.D., to the position of Corporate Vice President and Chief Operating Officer where he will manage the flow of work between the divisions to improve efficiency and speed product development. We also hired John Ricardi as JMAR Vice President of Business Development to manage JMAR's marketing efforts and coordinate our sales effort, and Scott Bloom, Ph.D., as General Manager of Research Division to lead our team of world-class researchers.

"I believe that as these organizational improvements take hold JMAR will enjoy both improved financial results and solid progress toward CPL commercialization in 2003," Mr. Walrod added. "As we aggressively pursue the commercialization of our CPL technology, we have sought out other promising, profitable opportunities, such as our recently announced $1 million contract to design and produce the Alpha and Beta models of advanced environmental sensors with future application in explosive and narcotics detection.

Commenting on the Company's financial results for 2002 and prospects for 2003, JMAR Chief Financial Officer Dennis E. Valentine said, "The recently secured $3 million Convertible Working Capital Line with Laurus Master Fund and the $2 million in Convertible Preferred Stock funding we also received from Laurus, together with the planned sale of JPSI, should satisfy JMAR's working capital requirements for 2003. Although there will still be losses related to JPSI reflected in our financials until that operation has been sold, we expect such losses to end with the operation's sale to one of several interested parties before mid-year.

"With approximately $6 million in contract backlog entering 2003, the receipt in February 2003 of $5 million in new contracts from General Dynamics Advanced Information Systems, expected mid-year 2003 funding of approximately $8.6 million for existing CPL related contracts, and the receipt of the above mentioned $1 million contract, we believe JMAR is now positioned for further revenue growth in 2003," Mr. Valentine added.

Headquartered in San Diego, California, JMAR Technologies, Inc. is the originator of Collimated Plasma Lithography, a next-generation lithography (NGL) alternative designed to deliver affordable, sub-100 nanometer chip-making capability in a compact format to the semiconductor industry. In addition to CPL, JMAR develops other products for the public and private sectors based on its proprietary "Britelight(TM)" laser light source. JMAR's operations include its laser and laser-produced plasma Research Division in San Diego, California; its Systems Division in Burlington, Vermont, where CPL Stepper Systems are designed and manufactured; and its Microelectronics Division, based in Sacramento, California, where JMAR provides process integration and maintenance support for the U.S. Government's Defense Microelectronics Activity semiconductor fabrication facility.

The statements herein regarding JMAR's expectations for the successful development and introduction of its CPL systems and future sales and potential business opportunities are forward-looking statements based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks include unanticipated delays in the first-time assembly and operation of a complex lithography system, delays in receipt of funding of its government contracts and delays in or the inability to obtain other financing in a timely manner to further commercialize the CPL products, the failure of the CPL technology to perform as predicted or to be fully developed and engineered into a commercial product that is accepted by gallium arsenide chip manufacturers, the failure to make improvements to the Company's laser technology and to third party collimator, X-ray mask and resist technologies required to increase the throughput of the Company's X-ray and CPL systems to meet the requirements of silicon chip manufacturers, the adverse effect of selling JPSI on its operating results, less than expected sales proceeds realized from the sale of JPSI, the continued downturn in the semiconductor market, the failure of pending patents to be issued, competition from alternative technologies, including electron beam, deep ultraviolet and extreme ultraviolet lithography technologies which have been more heavily funded than JMAR's CPL program, the failure of future orders to materialize as expected, delays in development, shipment or production, parts and labor shortages, cancellation or re-scheduling of orders, the inability to obtain financing when required on terms acceptable to the Company, and the other risks detailed in the Company's 2002 Form 10-K and other reports filed with the SEC.

                                 FINANCIAL DATA
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                        Year Ended December 31,      Three Months Ended December 31,
                                        -----------------------      -------------------------------
                                                                                (Unaudited)
                                         2002            2001              2002             2001
                                         ----            ----              ----             ----

Sales                                $ 18,383,810     $ 12,903,811    $ 3,729,599    $  4,236,722

Loss from Operations                   (3,109,854)      (1,490,159)    (1,107,809)       (364,948)

Loss from Continuing Operations        (2,461,326)        (156,554)    (1,203,013)       (372,072)
Loss from Discontinued
Operations                             (9,039,367)     (14,544,980)    (5,711,238)    (10,302,009)
Net Loss                              (11,500,693)     (14,701,534)    (6,914,251)    (10,674,081)
Net Loss per Share:

      Continuing Operations                  (.11)            (.01)          (.05)           (.02)
      Discontinued Operations                (.38)            (.64)          (.24)           (.45)

                           SELECTED BALANCE SHEET DATA


                                             December 31,
                                             ------------
                                      2002                  2001
                                      ----                  ----
Assets                          $ 15,121,660          $ 26,618,625
Unrestricted Cash                  2,246,264             4,076,894
Working Capital (Deficit)         (1,285,004)            7,843,465
Long Term Debt                     1,203,917             1,419,632
Shareholders' Equity               3,677,994            14,299,655

For further details please see the full text of JMAR's Form 10-K for the year ended December 31, 2002 available from JMAR or at www.sec.gov.

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